Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 1, 2017, in Amendment No. 4 to the Registration Statement (Form S-11 No. 333-221560) and related Prospectus of Americold Realty Trust for the registration of 46,345,000 shares of its common stock.

/s/ Ernst & Young LLP

Atlanta, GA

January 18, 2018